Exhibit 99.1

IMPLANT SCIENCES CORPORATION ANNOUNCES SECOND QUARTER RESULTS FOR FISCAL 2009

SECOND QUARTER SECURITY REVENUES INCREASE BY 312%

Wilmington, MA… February 19, 2009…Implant Sciences Corporation (NYSE Alternext US: IMX), a high technology supplier of systems and sensors for the homeland security market and related industries, today announced financial results for its fiscal 2009 second quarter ended December 31, 2008.  The Company’s financial condition and results of operations reported below include only continuing operations, which exclude the financial condition and results of operations of i) Core Systems, the Company’s former wholly-owned subsidiary, the assets of which were sold on November 24, 2008, and ii) the medical reporting unit, the assets of which have been sold or are in the process of being sold as part of the Company’s decision to withdraw from the medical business.

Highlights of the fiscal second quarter and six-month period ended December 31, 2008 are as follows:

•	Revenues for the second quarter increased 312%, to $1.5 million from $0.4 million

•	Gross margin for the second quarter increased to 42%, vs. a negative gross margin in the comparable prior period

•	Revenues for the six-month period increased 335%, to $7.5 million from $1.7 million

•	Gross margin for the six-month period increased to 46%, vs. 28% in the comparable prior period

Total security revenues for the three months ended December 31, 2008 were $1,519,000 compared with $369,000 for the comparable prior year period, an increase of $1,150,000 or 312%.  Total security revenues for the six months ended December 31, 2008 were $7,467,000 compared with $1,716,000 for the comparable prior year period, an increase of $5,751,000 or 335%.  The increase in security revenues for the three and six months ended December 31, 2008 is a result of increased sales of our explosives detection products.  For the six months ended December 31, 2008, the increase in sales of explosive detection products was positively affected by a significant shipment of our handheld explosives detection equipment to a customer in China during the first quarter of fiscal 2009.  The Company also recorded increased revenues from performance on government contracts.

Gross margin for the three months ended December 31, 2008 improved to $638,000, or 42% of security revenue, as compared with negative gross margin of $39,000, or (11%) of security revenue, for the comparable prior year period.  Gross margin for the six months ended December 31, 2008 improved to $3,414,000, or 46% of security revenue, as compared with $487,000, or 28% of security revenue, for the comparable prior year period.  The improvement in gross margin for the three and six months ended December 31, 2008 is a result of increased sales volume of our handheld explosives detection equipment.

Loss from continuing operations for the three months ended December 31, 2008 was $2,090,000, or $0.15 per basic and diluted share, compared with a loss of $1,870,000, or $0.16 per basic and diluted share, for the comparable prior year period.  The increase in loss from continuing operations for the three months ended December 31, 2008 is primarily a result of the increase in interest expense and realization of unrealized loss of our share of CardioTech’s stock owned by CorNova; offset by increased sales of our handheld explosives detection product and improved gross margins resulting from these sales.  Loss from continuing operations for the six months ended December 31, 2008 was $2,724,000, or $0.20 per basic and diluted share, compared with a loss of $3,435,000, or $0.29 per basic and diluted share, for the comparable prior year period.  The decrease in loss from continuing operations for the six months ended December 31, 2008 is due primarily to increased sales of our handheld explosives detection product and improved gross margins resulting from these sales; offset by the increase in interest expense and realization of unrealized loss of our share of CardioTech’s stock owned by CorNova.

Net loss for the three months ended December 31, 2008 was $2,061,000, or $0.15 per share, as compared to $4,815,000, or $0.41 per share, for the comparable prior year period.  Net loss for the six months ended December 31, 2008 was $1,705,000, or $0.12 per share, as compared to $7,017,000, or $0.59 per share, for the comparable prior year period.  Net loss for the three and six months ended December 31, 2007 included loss from discontinued operations of $2,945,000 and $3,582,000, respectively.

As of December 31, 2008, the Company’s cash position improved to $724,000 as compared to $412,000 as of June 30, 2008.  The Company has approximately $200,000 cash as of today and will need to secure additional cash resources in the next 30 days.

Glenn D. Bolduc, President and CEO of Implant Sciences, commented, “Our second quarter was a quarter of dynamic change where several important objectives were met, and which we believe set the stage for our future growth and success.  We have completed the sale of substantially all business units and assets which are not strategic to our security business.  As a result, the Company is now squarely focused on building its security business and offers investors a “pure-play” in security technology (or explosive detection).  Due to our recent financing, we have eliminated our obligations to both Laurus and Bridge Bank.  Our relocation into a modern facility should provide much needed operational efficiencies and cost-savings.  The restructuring efforts executed in the second quarter left us with a highly qualified and effective team to execute on our ongoing growth strategy.

We believe that the growth in sales of our detection technology solutions, combined with our market research supports growing global demand for explosives trace detection equipment and technology.  Our own recent business development activities indicate significant opportunities for sales of our existing handheld explosives detection equipment and soon to be announced air cargo screening products throughout the world.  We have targeted Japan, Pakistan and India, in particular, which appear to have significant demand for handheld explosives detection equipment, estimated by us to be as much as $50 million over the next 12 to 18 months.”

Mr. Bolduc concluded, “While gratified at the successful accomplishments in our second quarter, we are mindful that there are significant challenges ahead.  The Company will require capital to execute its business plan and is actively engaged in the pursuit of additional funding.  The ongoing litigation with Evans Analytical Group, LLC is scheduled for trial in April 2009 and we hope this matter will soon be brought to its conclusion.  However, in spite of the obstacles, we believe we have now put in place the right team to overcome the hurdles and take advantage of the growing worldwide opportunities to demonstrate the benefits of Implant Sciences’ security solutions.”

Additional information on the financial condition and results of operations can be found in the Company’s Quarterly Report on Form 10-Q for the three and six month period ended December 31, 2008 filed with the Securities and Exchange Commission.

Company Conference Call

Management will host a conference call on Thursday, February 19, 2009 at 4:10 PM Eastern time to review the Company’s fiscal 2009 second quarter financial results and operations.  Following the Company’s prepared remarks there will be a Q&A session.  The call can be accessed by interested parties by dialing: 866-804-6926 within the U.S. or 857-350-1672 outside the U.S. and entering the passcode: 42587583.  Participants are asked to call the assigned number approximately 5 minutes before the conference call begins.  A replay of the conference call will be available two hours after the call for the following two business days by dialing: 888-286-8010 within the U.S. or 617-801-6888 outside the U.S. and entering passcode: 90085585.  The conference call will also be available live over the Internet at the investor relations section of Implant Sciences’ website at www.implantsciences.com.  A replay of the webcast will be available for one month after the call.

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries.  The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally.  For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Safe Harbor Statement

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements are subject to risks and uncertainties, including, but not limited to, the fact that our auditors’ opinion regarding our financial statements for the fiscal year ended June 30, 2008 expresses substantial doubt about our ability to continue as a “going concern”; an adverse determination in the litigation related to our sale of the assets of our Accurel subsidiary could have a material adverse effect on our financial condition and results of operations and could require us to file for protection under bankruptcy laws; we have not previously operated at a profit and do not expect to be profitable on a consistent basis for some time; if the NYSE Alternext US delists our common stock, we may not be able to raise capital and shareholder liquidity may become extremely limited; our business is subject to intense competition and rapid technological change; our explosives detection products and technologies (including any new products we may develop) may not be accepted by the market; we may not be able to manage our future growth or attract or retain key personnel; shares of our common stock eligible for future sale may adversely affect the market for our stock; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K.  Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the period ended June 30, 2008 and Quarterly Reports on Form 10-Q for the periods ended September 30, 2008 and December 31, 2008.  The Company assumes no obligation to update the information contained in this press release.

For further information contact:
Implant Sciences Corporation
Glenn Bolduc, President and CEO
(978) 752-1700
gbolduc@implantsciences.com

[FINANCIAL TABLES FOLLOW]

Implant Sciences Corporation
Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$724,000	$412,000
Restricted cash	1,014,000	514,000
Accounts receivable-trade, net of allowance of $14,000 and $9,000, respectively	860,000	667,000
Accounts receivable, unbilled	90,000	152,000
Notes receivable, current	413,000	-
Inventories	618,000	725,000
Prepaid expenses and other current assets	700,000	369,000
Current assets held for sale	290,000	1,883,000
Total current assets	4,709,000	4,722,000
Property and equipment, net	349,000	443,000
Amortizable intangible assets, net	19,000	54,000
Notes receivable, net of current	843,000	-
Other non-current assets	1,110,000	1,096,000
Goodwill	3,136,000	3,136,000
Non-current assets held for sale	143,000	2,645,000
Total assets	$10,309,000	$12,096,000
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Senior secured convertible note	$3,436,000	$-
Current maturities of long-term debt and obligations under capital lease	44,000	417,000
Line of credit	-	477,000
Notes payable	20,000	181,000
Payable to Med-Tec	59,000	80,000
Payable to Ion Metrics shareholders	12,000	2,514,000
Accrued expenses	1,953,000	2,062,000
Accounts payable	3,254,000	2,439,000
Current portion of long-term lease liability	326,000	317,000
Deferred revenue	105,000	66,000
Current liabilities held for sale	133,000	1,079,000
Total current liabilities	9,342,000	9,632,000
Long-term liabilities:
Long-term debt and obligations under capital lease, net of current maturities	91,000	113,000
Long-term lease liability	253,000	446,000
Long-term liabilities held for sale	-	1,000
Total long-term liabilities	344,000	560,000
Total liabilities	9,686,000	10,192,000
Commitments and contingencies (Note 9)
Series D Cumulative Redeemable Convertible Preferred Stock, $10 stated value; 500,000 shares authorized, 0 and 242,424 shares outstanding, respectively, (liquidation value $2,424,000)	-	2,269,000
Stockholders' (deficit) equity:
Common stock; $0.10 par value; 50,000,000 shares authorized; 14,145,700 and 14,135,155 and 12,114,553 and 12,104,008 shares issued and outstanding, respectively	1,415,000	1,211,000
Additional paid-in capital	60,889,000	58,317,000
Accumulated deficit	(61,632,000)	(59,720,000)
Deferred compensation	(1,000)	(2,000)
Accumulated other comprehensive income (loss)	25,000	(98,000)
Treasury stock, 10,545 common shares, respectively, at cost	(73,000)	(73,000)
Total stockholders' (deficit) equity	623,000	(365,000)
Total liabilities and stockholders' (deficit) equity	$10,309,000	$12,096,000

Implant Sciences Corporation
Condensed Consolidated Statements of Operations

	For The Three Months Ended		For The Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues
Security products	$1,207,000	$244,000	$6,509,000	$1,444,000
Government contracts and services	312,000	125,000	958,000	272,000
	1,519,000	369,000	7,467,000	1,716,000
Cost of revenues	881,000	408,000	4,053,000	1,229,000
Gross margin	638,000	(39,000)	3,414,000	487,000
Operating expenses:
Research and development	751,000	663,000	1,771,000	1,314,000
Selling, general and administrative	1,561,000	1,488,000	3,927,000	2,845,000
	2,312,000	2,151,000	5,698,000	4,159,000
Loss from operations	(1,674,000)	(2,190,000)	(2,284,000)	(3,672,000)
Other income (expense), net:
Interest income	12,000	64,000	20,000	165,000
Interest expense	(773,000)	(27,000)	(805,000)	(61,000)
Equity losses in unconsolidated subsidiary	(123,000)	-	(123,000)	-
Gain on transfer of investment	468,000	-	468,000	-
Change in fair value of embedded derivatives related to preferred stock features	-	283,000	-	133,000
Total other (expense) income, net	(416,000)	320,000	(440,000)	237,000
Loss from continuing operations	(2,090,000)	(1,870,000)	(2,724,000)	(3,435,000)
Preferred distribution, dividends and accretion	(18,000)	(289,000)	(207,000)	(596,000)
Loss from continuing operations applicable to common shareholders	(2,108,000)	(2,159,000)	(2,931,000)	(4,031,000)
Income (loss) from discontinued operations, before sale of discontinued operations	7,000	(2,945,000)	997,000	(3,582,000)
Income on sale of discontinued operations	22,000	-	22,000	-
Income (loss) from discontinued operations	29,000	(2,945,000)	1,019,000	(3,582,000)
Net loss applicable to common shareholders	$(2,079,000)	$(5,104,000)	$(1,912,000)	$(7,613,000)
Net loss	$(2,061,000)	$(4,815,000)	$(1,705,000)	$(7,017,000)

Loss per share from continuing operations, basic and diluted	$(0.15)	$(0.16)	$(0.20)	$(0.29)
Loss per share from continuing operations applicable to common shareholders, basic and diluted	$(0.15)	$(0.18)	$(0.21)	$(0.34)
Income (loss) per share from discontinued operations, basic and diluted	$0.00	$(0.25)	$0.07	$(0.30)
Net loss per share applicable to common shareholders, basic and diluted	$(0.15)	$(0.43)	$(0.14)	$(0.64)
Net loss per share	$(0.15)	$(0.41)	$(0.12)	$(0.59)
Weighted average shares used in computing net income (loss) per common share, basic and diluted	14,135,155	11,844,093	13,801,822	11,840,931